Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVEA THERAPEUTICS, Inc.

Invea Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 30, 2022 (the “Certificate of Incorporation”).

2. Article Fourth of the Certificate of Incorporation is hereby amended by adding the following paragraph at the end thereof:

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation pursuant to the Delaware General Corporation Law, each two (2) shares of Common Stock, par value $0.0001 per share, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split. Any stockholder of record of Common Stock immediately prior to the Effective Time that would otherwise be entitled to a fractional share as a result of the Reverse Stock Split shall be entitled, upon the Effective Time, to receive one (1) whole share of Common Stock in lieu of such fractional share. From and after the Effective Time, certificates that, immediately prior to the Effective Time, represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which such shares shall have been reclassified and combined as a result of the Reverse Stock Split, including the treatment of fractional shares set forth above.

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation on December 29, 2025.

INVEA THERAPEUTICS, INC.

By:	/s/ Aman Kant
Name:	Aman Kant
Title:	President

[Signature Page to Certificate of Amendment to the

Third Amended and Restated Certificate of Incorporation of Invea Therapeutics, Inc.]